FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg
Chief Financial Officer
SKECHERS USA, Inc.
(310) 318-3100

Investor Relations:	Andrew Greenebaum
Integrated Corporate Relations
(310) 395-2215

SKECHERS USA, INC. ANNOUNCES SECOND QUARTER AND SIX MONTH
FINANCIAL RESULTS
Net Earnings of $8.3 Million;
Diluted Earnings Per Share of $0.21

MANHATTAN BEACH, CA. – July 22, 2004 – SKECHERS USA, INC. (NYSE: SKX), a global leader in lifestyle footwear, today announced financial results for the second quarter and six-month period ended June 30, 2004.

Net sales for the second quarter of 2004 rose 2.4 percent to $234.7 million compared to $229.3 million in the second quarter of 2003. Net earnings for the quarter were $8.3 million versus a net loss of $2.1 million in the second quarter of the prior year. Net earnings per diluted share were $0.21 on 43,220,000 diluted shares outstanding, above First Call consensus of $0.17 per diluted share, compared to a net loss per diluted share of $0.06 on 37,782,000 diluted shares outstanding in the second quarter of 2003.

For the six-month period ended June 30, 2004, net sales were $456.2 million compared to net sales of $437.9 million in the first six months of the prior year. Net earnings were $15.4 million, compared to net earnings of $6.3 million in the first six months of the prior year. Diluted earnings per share in the first six months were $0.39 on 42,829,000 diluted shares outstanding versus diluted earnings per share of $0.17 on 38,042,000 diluted shares outstanding last year.

Gross profit for the second quarter of 2004 was $95.4 million compared to $89.6 million in the second quarter of last year. Gross margin was 40.7 percent compared to 39.1 percent in the second quarter of 2003. Gross profit for the first six months of 2004 reached $185.1 million, or 40.6 percent of sales versus $179.9 million, or 41.1 percent of sales in the first six months of the prior year.

“Our positive momentum from the first quarter continued into the second quarter, leading to increased sales, higher margins and earnings above second quarter consensus,” stated David Weinberg, chief financial officer of SKECHERS USA, Inc. “We believe the improvement is also a result of the strong response to our in-season styles throughout our distribution channels as evidenced by our positive comp store sales and solid sell-through rates in both our Company-owned retail stores and with key accounts. Along with the sales improvement, we continued to manage both inventory and expenses, resulting in an increased quarter-end cash balance in excess of $127 million. These indicators, along with increased backlog both domestically and internationally, give us confidence as we begin the second half of the year.”

Mr. Weinberg continued: “Through the dedication and focus of an experienced management team, we believe we have built a leading global lifestyle brand. By prudently developing and executing our recently launched and upcoming initiatives and supporting our existing business segments through pervasive advertising, we remain committed to our goals of gaining share of the global footwear market, increasing sales and profitability, and rewarding stockholders over the long term.”

Robert Greenberg, SKECHERS’ chief executive officer, said: “For 12 years, our dedication to designing, developing and marketing stylish and core footwear that will receive broad acceptance in the marketplace has not wavered. We are intent on further developing existing lines by updating proven styles and introducing fresh trend-right styles that are natural extensions of the brands, and also launching three new unique lines – Rhino Unlimited, Rhino Red and 310 Motoring, which we believe will grow our customer base and shelf space. In 2004, our goal also has been on growing our licensing division, increasing profitability in our retail stores, and building our international business. We are pleased with the results for the first six months, and we believe the remainder of the year will continue to be positive if the current trends continue.”

The Company now expects third quarter 2004 sales to be in the range of $235 million to $245 million and diluted earnings per share of $0.15 to $0.20.

Note that statements made by Mr. Weinberg and Mr. Greenberg may involve future goals and targets, based upon current expectations and current plans. These comments are forward looking; plans may change and actual results may differ materially.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a broad range of casual and fashionable footwear for men, women and children. The Company has also granted select third party licenses for SKECHERS-branded apparel, swimwear, timepieces, and hosiery. SKECHERS footwear is available in the United States via department and specialty stores, company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and Canadian and European subsidiaries. Please visit www.skechers.com or call the Company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as “may,” “will,” “believe,” “expect,” “anticipate” or other comparable terminology. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements and reported results shall not be considered an indication of the Company’s future performance. Factors that might cause or contribute to such differences include, among others, a decrease in sales during the spring, back-to-school or holiday selling season, change in consumer demands and fashion trends, the inability to identify and interpret fashion trends and successfully market new products, current political and economic conditions in the world, potential disruptions in manufacturing related to overseas sourcing, cancellation of order commitments and decreased demand by industry retailers, the uncertain short- and long-term effects of the severe acute respiratory syndrome (“SARS”) crisis in the Far East and other factors affecting retail market conditions, including the factors addressed in the Company’s annual report on form 10K for the year ended December 31, 2003 and Company’s Form 10Q for the quarter ended March 31, 2004 .

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(tables to follow)

SKECHERS U.S.A., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net sales	$234,704	$229,278	$456,192	$437,871
Cost of sales	139,281	139,683	271,062	257,958

Gross profit	95,423	89,595	185,130	179,913
Royalty income, net	1,033	454	2,421	725

	96,456	90,049	187,551	180,638

Operating expenses:
Selling	20,738	28,838	36,828	46,458
General and administrative	59,288	61,053	120,329	118,149

	80,026	89,891	157,157	164,607

Income from operations	16,430	158	30,394	16,031

Other income (expense):
Interest	(2,272)	(2,438)	(4,309)	(4,535)
Other, net	(157)	(56)	(223)	(360)

	(2,429)	(2,494)	(4,532)	(4,895)

Income (loss) before income taxes	14,001	(2,336)	25,862	11,136
Income tax provision (benefit)	5,659	(211)	10,474	4,800

Net earnings (loss)	$8,342	$(2,125)	$15,388	$6,336

Net earnings (loss) per share:
Basic	$0.22	$(0.06)	$0.40	$0.17

Diluted	$0.21	$(0.06)	$0.39	$0.17

Weighted average shares:
Basic	38,440	37,782	38,285	37,746

Diluted	43,220	37,782	42,829	38,042

SKECHERS U.S.A., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)
(in thousands)

ASSETS

	June 30,	December 31,
	2004	2003
Current assets:
Cash and cash equivalents	$127,299	$113,479

Trade accounts receivable, net	151,405	98,751
Other receivables	2,095	4,533

Total receivables	153,500	103,284

Inventories	140,601	137,917
Deferred tax assets	2,910	2,910
Prepaid expenses and other current assets	9,647	12,366

Total current assets	433,957	369,956
Property and equipment, at cost, less accumulated depreciation and amortization	78,969	86,324
Intangible assets, at cost, less applicable amortization	1,841	2,006
Deferred tax assets	2,711	2,711
Other assets	5,190	5,536

	$522,668	$466,533

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term borrowings	$3,196	$3,226
Accounts payable	113,858	78,725
Accrued expenses	15,294	12,881

Total current liabilities	132,348	94,832

Long-term borrowings, excluding current installments	114,441	116,047
Stockholders’ equity	275,879	255,654

	$522,668	$466,533